Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of PropertyGuru Group Limited of our report dated March 15, 2023 relating to the financial statements of PropertyGuru Group Limited, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Singapore

March 15, 2023